Exhibit 10.1

Dated [—], 2014

Abengoa, S.A.

and

Abengoa Yield plc

Right of First Offer Agreement

Table of Contents

Contents		Page

1	Definitions	1

2	Right of First Offer on Abengoa ROFO Assets	3

3	Term; Termination Rights	5

4	Confidentiality	5

5	Miscellaneous provisions	6

i

This Right of First Offer Agreement (this “Agreement”) is made and entered into as of [—], 2014, by and between:

(1)	Abengoa, S.A., a company organized under the laws of the Kingdom of Spain (“Abengoa”); and

(2)	Abengoa Yield plc, a public limited company incorporated and registered in England and Wales (“Yield”).

Abengoa and Yield are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Whereas:

(A)	Abengoa provides innovative solutions for a diverse range of customers in the energy and environmental sectors and has the intention for Yield to serve as its primary vehicle for owning, operating and acquiring renewable energy, conventional power, electric transmission and water contracted revenue assets;

(B)	Yield expects to increase its cash available for distribution and dividend per share by acquiring additional assets, including assets acquired from Abengoa; and

(C)	Abengoa desires to grant to Yield an exclusive right of first offer to acquire the Abengoa ROFO Assets (as defined in Section 2.1) wholly or partially owned by Abengoa and certain of its Affiliates (as hereinafter defined) on the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Abengoa and Yield hereby agree as follows:

1	Definitions

1.1	Effective Date

This Agreement shall become effective on the Effective Date.

1.2	Definitions

In addition to the terms defined above in the introduction and Recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.2.

“Abengoa Confidential Information” has the meaning set forth in Section 4.1;

“Abengoa Group” means Abengoa, S.A. and any of its Affiliates;

“Abengoa Indemnitees” means Abengoa and its Affiliates (other than Yield and its direct or indirect subsidiaries, excluding any Abengoa ROFO Asset prior to the acquisition thereof by Yield or any of its Affiliates in accordance with the terms and conditions of this Agreement), and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, accountants, consultants and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing;

“Abengoa ROFO Assets” has the meaning set forth in Section 2.1;

“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person.

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority and quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question;

“Business Day” means any day other than Saturday, Sunday or any legal holiday in New York City, Madrid or London;

“Contracted Asset” means renewable energy, conventional power, electric transmission and water contracted revenue assets, already in operation.

“Effective Date” means the closing date of Yield’s initial public offering of ordinary shares

“Governmental Authority” means any federal, state or local government or political subdivision thereof of the United States, Spain or the United Kingdom, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question;

“Losses” means, with respect to the Person in question, any actual liability, damage (but expressly excluding any consequential and punitive damages), loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Person, as a result of the act, omission or occurrence in question;

“Negotiation Period” has the meaning set forth in Section 2.2;

“Notice” has the meaning set forth in Section 5.1;

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity;

“Project Level Indebtedness” means any indebtedness of a project company (i.e. a special purpose vehicle that undertakes to develop and finance a project related to a Contracted Asset) under a scheme of non-recourse to Abengoa.

“Required Securities Disclosure” has the meaning set forth in Section 4.1;

“ROFO Termination Date” has the meaning set forth in Section 2.3;

“Term” has the meaning set forth in Section 3.1;

“Third Party” means any Person other than a Party or an Affiliate of a Party;

“Transaction Notice” has the meaning set forth in Section 2.2; and

“Transfer” means, other than in connection with any disposition of assets or granting of liens required under any Project Level Indebtedness of any Abengoa ROFO Asset, any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering (whether with or without consideration);

provided, that this definition shall not include any (i) merger with or into, or sale of substantially all of Abengoa’s assets to, an unaffiliated third-party or (ii) internal restructuring involving any Abengoa ROFO Asset; provided, the terms of any such restructuring will not limit, delay or hinder the ability of Yield or any of its Affiliates to acquire such Abengoa ROFO Asset from Abengoa in accordance with the terms of this Agreement if and when Abengoa elects to sell, transfer or otherwise dispose of such Abengoa ROFO Asset to a third party.

“Transfer Information” means a (i) description of the Abengoa ROFO Asset, (ii) audited financial statements for the last three years with respect to the Abengoa ROFO Asset to the extent available, (iii) a financial model covering the life of the asset including yearly yield calculation, project IRR, equity IRR, NPV, valuation and debt multiples, being the model duly audited by a Big 4 accounting firm, (iv) the financial model used for raising the non-recourse financing, (v) the most recent technical report from the independent engineer advising the senior lenders of the project validating that the asset has been built in accordance to specifications and industry standards and that can deliver the expected performance (vi) any reports from independent engineers prepared in the last 12 months on behalf of the senior lenders of the project, (vii) detailed technical and economic information as per Abengoa’s reporting systems (In.Pre.So.), (viii) the last legal report prepared for the senior lenders of the project confirming that the project has reached commercial operations date and has substantially all required permits in place, (ix) all contracts relating to the Abengoa ROFO Asset, (x) the price for sale proposed by Abengoa, (xi) any proposed conditions to the closing of the sale of the Abengoa ROFO Asset and any additional materials terms or conditions that may apply and (xii) a Share Purchase Agreement proposal for entering into a transaction with Yield. The Transfer Information shall also include a detailed description of any rights regulating divestitures of Abengoa’s stake in the Abengoa ROFO Assets, such as drag-along and tag-along clauses, rights of first refusal and similar provisions, so that Yield can duly take these into account during the Negotiation Period.

2	Right of First Offer on Abengoa ROFO Assets

2.1	Abengoa ROFO Assets

During the Term, Abengoa hereby grants to Yield and its Affiliates a right of first offer on any proposed Transfer of any interest in a Contracted Asset owned by Abengoa Group and located in: the following primary geographies: (i) the following countries in North America: United States, Canada and Mexico; (ii) the following countries in South America: Chile, Brazil, Peru, Uruguay and Colombia; and (iii) the European Union. In addition, Abengoa grants to Yield and its Affiliates a right of first offer on any proposed Transfer involving any four (4) Contracted Assets to be agreed among the Parties within a one (1) month period from the Effective Date in writing and located in (i) the following countries in Africa: Morocco, Tunisia, Algeria, South Africa, Namibia, Kenya and Ghana; (ii) the following countries in the Middle East: Israel, United Arab Emirates, Saudi Arabia, Qatar and Oman; and (iii) the following countries in Asia: Turkey, Japan, Malaysia, Thailand, India and Australia (the “Secondary Geographies”). Each asset fulfilling the conditions in this paragraph as referred to individually as an “Abengoa ROFO Asset,” and such assets are collectively referred to as, the “Abengoa ROFO Assets”).

The list of four (4) Contracted Assets in secondary geographies considered as Abengoa ROFO Assets will be updated to include a replacement Contracted Asset any time Yield acquires an asset or a ROFO Termination Date occurs with respect to a Contracted Asset from that list. In case the Parties do not reach agreement of which asset should be added to the list within 20 calendar days of such acquisition or ROFO Termination Date, Abengoa will propose three Contracted Assets in Secondary Geographies and Yield will pick one out of those three to be added to the list. Thereafter, such added Contracted Asset will be an Abengoa ROFO Asset for all purposes hereunder.

Additionally, Abengoa might offer Contracted Assets in other geographies and might offer contracted assets of different nature than the Contracted Assets. For the avoidance of doubt, the ROFO right described in this Agreement does not apply to such assets.

The right of first offer granted by Abengoa to Yield in this Agreement is granted in exchange for a fee equivalent to 1% of the equity purchase price (including any shareholder loan or similar transaction) of any acquisition of an Abengoa ROFO Asset, payable simultaneously with the closing of each Transfer to a bank account designated by Abengoa.

2.2	Notice of Transaction Related to Abengoa ROFO Assets and Negotiation of Definitive Terms for Transaction

Abengoa must deliver a written notice to Yield prior to engaging in any negotiation regarding any proposed Transfer of any Abengoa ROFO Asset (or any portion thereof) and such notice shall include the Transfer Information (such notice, a “Transaction Notice”). If Abengoa delivers any Transaction Notice to Yield, unless Yield notifies Abengoa in writing that it considers such information to be insufficient within a maximum period of 10 Business Days from the date the Transaction Notice is delivered to Yield, then Abengoa and Yield shall enter non-binding discussions and negotiate in good faith to attempt to agree on definitive terms acceptable to both Parties, in their sole and absolute discretion, for the Transfer of the applicable Abengoa ROFO Asset to Yield or any of its Affiliates for a period of sixty (60) days starting at the end of the 10 Business Day period referred to above without any communication from Yield indicating that the information was insufficient (the “Negotiation Period”). If the Parties have not agreed in writing to definitive terms for the Transfer of such Abengoa ROFO Asset to Yield, Abengoa will be able, within the next eighteen (18) months beginning from the end of the Negotiation Period, to Transfer such Abengoa ROFO Asset to a Third Party (or agree in writing to undertake such transaction with a third party) in accordance with the terms of Section 2.3.

If an Abengoa ROFO Asset is offered, any time, to Yield for a second or subsequent time, the Negotiation Period shall be reduced to fifteen (15) calendar days.

Following the lapse of the aforementioned eighteen (18) months period, the Abengoa ROFO Asset that was subject to the negotiation will not be an Abengoa ROFO Asset.

2.3	Negotiations with Third Parties

Neither Abengoa nor any of its representatives, agents or Affiliates (excluding Yield and its direct or indirect subsidiaries, which subsidiaries shall not include any Abengoa ROFO Asset prior to the acquisition thereof by Yield or any of its Affiliates in accordance with the terms and conditions of this Agreement) shall solicit offers from, or negotiate or enter into any agreement with, any Third Party for the Transfer of any Abengoa ROFO Asset (or any portion thereof) until the expiration of the Negotiation Period related to such Abengoa ROFO Asset and the proposed Transfer (the “ROFO Termination Date”). Yield agrees and acknowledges that, if no agreement has been reached between Abengoa and Yield, from and after the ROFO Termination Date for any Abengoa ROFO Asset and the applicable proposed Transfer, during a period of eighteen (18) months: (a) Abengoa shall have the absolute right to solicit offers from, negotiate with, and enter into agreements with, any Third Party to Transfer such Abengoa ROFO Asset, as long as such is on terms generally no less favorable to Abengoa than those offered to Yield pursuant to the Transaction Notice, and (b) Abengoa shall have no further obligation to negotiate with Yield regarding, or offer Yield the opportunity to acquire any interest in, such Abengoa ROFO Asset; provided, that the final terms of the Transfer of any Abengoa ROFO Asset to any Third Party be on terms generally no less favorable to Abengoa than those offered to Yield pursuant to the Transaction Notice.

3	Term; Termination Rights

3.1	Term

Unless earlier terminated in accordance with this Section 3, the term of this Agreement (the “Term”) shall commence at the Effective Date and shall continue in effect until 5:00 p.m. New York City time on the fifth anniversary of the date on which the Effective Date occurs, at which time this Agreement shall terminate and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement. Nevertheless, Yield will be able to unilaterally extend this agreement for as many periods of three years as it desires, provided that Yield has acquired at least one asset in the previous two (2) years, after having been offered at least (4) Abengoa ROFO Assets through Transaction Notices.

3.2	Termination Rights

Abengoa or Yield, as the case may be, shall have the right to terminate this Agreement, with written notice to the other Party, if the other Party materially breaches or defaults in the performance of its obligations under this Agreement or under any transaction agreement entered into by the Parties in connection with an Abengoa ROFO Asset, and such breach or default is continuing for 90 days after such breaching Party has been given a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder. Upon any such termination the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement.

3.3	Exclusive Remedy

Other than with respect to a breach or default in the performance of a Party’s indemnification obligations under Section 4, each Party’s sole and exclusive remedy for a breach or default by the other Party of its obligations under this Agreement shall be to terminate this Agreement in accordance with Section 3.2.

4	Confidentiality

4.1	Abengoa Confidential Information

Yield shall keep confidential and not make any public announcement or disclose to any Person any terms of any other documents, materials, data or other information with respect to any Abengoa ROFO Asset which is not generally known to the public (the “Abengoa Confidential Information”); provided, however, that Abengoa Confidential Information shall not include (a)

the terms and conditions of this Agreement or (b) information that becomes available to Yield on a non-confidential basis from a source other than Abengoa, its Affiliates or their directors, officers or employees, provided, that, to Yield’s knowledge, such source was not prohibited from disclosing such information to Yield by any legal, contractual or fiduciary duty. Notwithstanding the foregoing, Yield shall be permitted to (A) disclose any Abengoa Confidential Information to the extent required by court order or under Applicable Law, (B) make a public announcement regarding such matters (1) as agreed to in writing by Abengoa or (2) as required by the provisions of any securities laws or the requirements of any exchange on which Yield securities may be listed (a “Required Securities Disclosure”), or (C) disclose any Abengoa Confidential Information to any Person on a “need-to-know” basis, such as its shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants or lenders; provided, however, that, other than in connection with a Required Securities Disclosure, Yield shall (y) advise such Person of the confidential nature of such Abengoa Confidential Information, and (z) cause such Person to be bound by obligations of confidentiality that are no less stringent than the obligations set forth herein. Yield shall indemnify and hold harmless the Abengoa Indemnitees for any Losses incurred by any of the Abengoa Indemnitees for a breach or default of Yield’s obligations under this Section 4.1. This Section 4.1 shall survive the termination of this Agreement.

5	Miscellaneous provisions

5.1	Notices

5.1.1	Method of Delivery

All notices, requests, demands and other communications (each, a “Notice”) required to be provided to the other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified U.S. mail, with postage prepaid and return receipt requested, (iii) by overnight courier service, or (iv) by facsimile transmittal, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii) and (iii), to the other Party to this Agreement at the following address or facsimile number (or to such other address or facsimile number as Abengoa or Yield may designate from time to time pursuant to this Section 5.1):

If to Abengoa:

Abengoa, S.A.

Campus Palmas Altas

1 Energía Solar Street

Seville, Spain

Attention: [—]

Facsimile No.: [—]

If to Yield:

[Address]

Attention: [—]

Facsimile No.: [—]

5.1.2	Receipt of Notices

All Notices sent by Abengoa or Yield under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to this Section 5.1).

5.1.3	Change of Address

Abengoa and Yield shall have the right to change their respective address and/or facsimile number for the purposes of this Section 5.1 by providing a Notice of such change in address and/or facsimile as required under this Section 5.1.

5.2	Time is of the Essence

Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

5.3	Assignment

Neither Party shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion.

5.4	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of Abengoa and Yield and their respective successors and permitted assigns (which include Yield’s Affiliates).

5.5	Third Party Beneficiaries

This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns (including Yield’s Affiliates), and (ii) the Abengoa Indemnitees to the extent such Abengoa Indemnitees are expressly granted certain rights of indemnification in this Agreement.

5.6	Other Activities

No Party hereto shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

5.7	Limitation of Liability

NOTWITHSTANDING ANYTHINGS ELSE SET OUT IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF, KNOWS OF OR SHOULD KNOW OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

5.8	Governing law

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

5.9	Rules of Construction

The following rules shall apply to the construction and interpretation of this Agreement:

5.9.1	Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.

5.9.2	All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference

5.9.3	The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

5.9.4	Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

5.9.5	The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

5.9.6	The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

5.9.7	The term “sole discretion” with respect to any determination to be made by a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

5.10	Severability

If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.

5.11	Jurisdiction; Venue

ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN THE COURTS OF RECORD IN THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ABENGOA AND YIELD HEREBY SUBMIT TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS.

5.12	Waiver of trial by jury

ABENGOA AND YIELD HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING BY EITHER PARTY AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

5.13	Prevailing Party

If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by Abengoa or Yield to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, of the prevailing Party in such action, suit or proceeding shall be borne by the Party against whose interest the judgment or decision is rendered.

5.14	Recitals, Exhibits and Schedules

The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

5.15	Entire Agreement

This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between Abengoa and Yield on or prior to the date of this Agreement with respect to the matters contemplated in this Agreement.

5.16	Amendments to Agreement

No amendment, supplement or other modification to any terms of this Agreement shall be valid unless in writing and executed and delivered by Abengoa and Yield.

5.17	Facsimile; Counterparts

Abengoa and Yield may deliver executed signature pages to this Agreement by facsimile transmission to the other Party, which facsimile copy shall be deemed to be an original executed signature page; provided, however, that such Party shall deliver an original signature page to the other Party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

[Signature Page Follows]

In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

ABENGOA, S.A.

By
Name: [—]
Title: [—]

ABENGOA YIELD PLC

By
Name: [—]
Title: [—]

[Signature Page to ROFO Agreement]